UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Comstock Holding Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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COMSTOCK HOLDING COMPANIES, INC.

April 29, 2016

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Comstock Holding Companies, Inc. (the “Company”) to be held at 10:00 a.m. local time, on June 16, 2016, at our principal executive offices at 1886 Metro Center Drive, Reston, Virginia 20190.

At the annual meeting, you will be asked to: (i) elect three directors to each serve for a three-year term expiring at the 2019 annual meeting of stockholders or until their successors are duly elected and qualified or until their earlier resignation or removal; (ii) ratify the appointment of our independent registered public accounting firm for 2016; (iii) approve, on a non- binding, advisory basis, the 2015 compensation of our named executive officers (referred to as a “say-on-pay” vote); and (iv) transact any other business that may come before the meeting.

Details regarding the matters to be acted upon at the annual meeting appear in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Our Board of Directors unanimously recommends that stockholders vote in favor of each of these proposals.

Whether or not you plan to attend the annual meeting, we urge you to complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope as soon as possible so that your shares will be represented at the annual meeting. If you later decide to attend the annual meeting in person or change your vote, you may withdraw your proxy and vote in person at the annual meeting. Voting by written proxy will ensure your representation at the annual meeting if you do not attend in person.

We thank you for your continued support and look forward to seeing you at the annual meeting.

Very truly yours,

Christopher Clemente

Chief Executive Officer and Chairman

COMSTOCK HOLDING COMPANIES, INC.

1886 Metro Center Drive, 4th Floor

Reston, Virginia 20190

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2016

The Annual Meeting of Stockholders of Comstock Holding Companies, Inc., a Delaware corporation, will be held at 10:00 a.m. local time, on June 16, 2016, at our principal executive offices at 1886 Metro Center Drive, Reston, Virginia 20190, for the following purposes:

1. To elect three directors to each serve for a three-year term expiring at the 2019 annual meeting of stockholders or until their successors are duly elected and qualified or until their earlier resignation or removal;

2. To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

3. To cast a non-binding, advisory vote to approve the 2015 compensation of our named executive officers; and

4. To transact any other business that may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this Notice. Only stockholders of record at the close of business on May 11, 2016 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously returned a proxy card.

Sincerely,

Reston, Virginia	Jubal R. Thompson
April 29, 2016	General Counsel and Secretary

COMSTOCK HOLDING COMPANIES, INC.

1886 Metro Center Drive, 4th Floor

Reston, Virginia 20190

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of Comstock Holding Companies, Inc., a Delaware corporation, by our Board of Directors (the “Board”) for use at our Annual Meeting of Stockholders to be held on June 16, 2016 at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held at our principal executive offices located at 1886 Metro Center Drive, Reston, Virginia 20190. If you need directions to the meeting, please contact Judy Whitaker at 703-883-1700.

This proxy statement and form of proxy are first being mailed on or about May 20, 2016 to all stockholders entitled to vote at the meeting.

Voting Securities and Voting Rights

Stockholders of record at the close of business on May 11, 2016, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 3,012,360 shares of our Class A common stock and 390,500 shares of our Class B common stock. Each holder of our Class A common stock voting at the meeting, either in person or by proxy, may cast one vote per share of Class A common stock held on all matters to be voted on at the meeting. Each holder of our Class B common stock voting at the meeting, either in person or by proxy, may cast 15 votes per share of Class B common stock held on all matters to be voted on at the meeting.

The meeting will be held only if there is a quorum present. A quorum exists only if the holders of a majority of the voting power of the issued and outstanding stock of the Company and entitled to vote at the meeting are present in person or represented by proxy at the meeting. Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Under the rules of the New York Stock Exchange, on certain routine matters, brokers may, at their discretion, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers, so- called “broker non-votes.” In instances where brokers are prohibited from exercising discretionary authority, the shares they hold are not included in the vote totals.

At the meeting, only Proposal 2, the ratification of the appointment of our independent registered public accounting firm, is considered a routine matter. Brokers will be prohibited from exercising discretionary authority with respect to Proposal 1, the election of directors, and Proposal 3, the non-binding, advisory vote to approve the compensation of our named executive officers. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted in Proposals 1 and 3 you will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the meeting. Because broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of any of the proposals, except where brokers may exercise their discretion on routine matters.

Voting Requirements

For Proposal 1, a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors will be required to elect each of the three director nominees to each serve for a three-year term expiring at the 2019 annual meeting of stockholders or until their successors are duly elected and qualified or until their earlier resignation or removal. Stockholders may vote “for” all of the director nominees, “withhold” authority to vote for all of the nominees or “withhold” authority to vote for any individual nominee but vote for another nominee.

For Proposal 2, the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote on the matter, present and voting, in person or represented by proxy at the meeting, will be required.

For Proposal 3, the non-binding, advisory vote to approve the compensation of our named executive officers, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote on the matter, present and voting, in person or represented by proxy at the meeting, will be required. Voting for Proposal 3 is being conducted on a nonbinding, advisory basis and, therefore, the voting results will not be binding on the Company, our Board or our Compensation Committee although our Compensation Committee and Board will consider the results of the voting on this proposal for future executive compensation decisions.

Stockholders may vote “for,” “against” or “abstain” from voting on Proposals 2 and 3. An abstention will not be considered “voting” on a particular proposal and a proxy marked “abstain” with respect to any proposal will not have any effect on the outcome of the vote on that proposal.

Whether or not a person plans to attend the meeting, such person may vote by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose. If a person attends the meeting, they may vote in person even if such person had previously returned a proxy card.

Voting of Proxies

When a proxy card is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of each of the director nominees set forth in this proxy statement, (2) “for” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and (3) “for” the non-binding, advisory vote to approve the 2015 compensation of our named executive officers.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation

This solicitation is being made by us and will be paid for by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2017 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, by the Securities and Exchange Commission (“SEC”) must be received at our principal executive offices not later than January 20, 2017, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.

Under our bylaws, stockholders who wish to submit a proposal at the 2017 annual meeting, other than one that will be included in our proxy statement, must notify us between February 16, 2017 and March 18, 2017, unless the date of the 2017 annual meeting of the stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2016 annual meeting. If a stockholder who wishes to present a proposal fails to notify us by January 20, 2017 and such proposal is brought before the 2017 annual meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2017 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. Stockholders should submit their proposals to Comstock Holding Companies, Inc., 1886 Metro Center Drive, 4th Floor, Reston, Virginia 20190, Attention: Corporate Secretary.

We will provide, without charge, additional copies of our annual report on Form 10-K for the year ended December 31,

2015 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in our Annual Report on Form 10-K will also be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Company’s secretary at our principal executive office set forth in this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2016 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2016

This proxy statement and our 2015 Annual Report on Form 10-K to stockholders are available at www.comstockhomes.com/proxymaterial.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our Amended and Restated Certificate of Incorporation and bylaws provide that the number of our directors shall be fixed from time to time by resolution of our Board. Presently, the number of directors is fixed at eight and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. At each annual meeting of stockholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Christopher Clemente, A. Clayton Perfall, and Joseph M. Squeri are in the class of directors whose term expires at the 2016 annual meeting of stockholders, and Messrs. Clemente, Perfall, and Squeri have each been nominated by our Board for re-election at the meeting each for a three-year term expiring at the 2019 annual meeting of stockholders. David M. Guernsey, James A. MacCutcheon, and Robert P. Pincus are in the class of directors whose terms expire at the 2017 annual meeting of stockholders. Norman D. Chirite and Socrates Verses are in the class of directors whose terms expire at the 2018 annual meeting of stockholders.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The Board recommends a vote “FOR” each of the nominees named in this proxy statement.

Nominees for Director Standing for Election in 2016

Christopher Clemente, 56, has been a member of our Board since May 2004. He founded the Company in 1985 and since 1992 he has served as our Chairman and Chief Executive Officer. Mr. Clemente has over 25 years of experience in all aspects of real estate development and home building, and over 30 years of experience as an entrepreneur. The Board believes that Mr. Clemente’s position as our Chief Executive Officer, his success as an entrepreneur and his depth of skill and experience in real estate development and home building qualifies him to serve as a member of our Board and supports his re-election to our Board.

A. Clayton Perfall, 57, has been a member of our Board since December 2004 and is a member and Chairman of the Audit Committee of our Board. He currently serves as the Operating Executive of Tailwind Capital, a private equity fund manager focused on growing middle market companies in the healthcare and business and communications services sectors. Mr. Perfall previously served as the Chairman and Chief Executive Officer of Archway Marketing Services, Inc., a provider of outsourced marketing operations management services, a role he held from 2008 through 2013. Since September 2010, Mr. Perfall has served as the audit committee chairman for Colfax Corporation. Mr. Perfall also served as director and chair of the Audit Committee of InVentiv Health, Inc. from 1999 through August 2010. From October 2001 through October 2008, Mr. Perfall served as Chief Executive Officer and member of the Board of Directors of AHL Services, Inc. Mr. Perfall served as President and Chief Executive Officer and member of the Board of Directors of Union Street Acquisition Corp. from July

2006 through September 2008. From September 1996 through September 2000, Mr. Perfall served as Chief Financial Officer of Snyder Communications, Inc. and was a partner with Arthur Andersen LLP prior to that. Mr. Perfall received his BBA from the College of William & Mary. The Board believes that Mr. Perfall’s significant executive-level experience, and corporate finance and public accounting background, qualifies him to serve as a member of our Board and supports his re-election to our Board.

Joseph M. Squeri, 50, has been a member of our Board since October 2015. He currently serves as the Managing Director with SunBridge Capital Management, LLC, a private investment management firm supported by the Bainum family, a prominent Washington, DC, family with investment interests that include Choice Hotels International (NYSE: CHH) and the Company. Mr. Squeri previously served as the Chief Financial Officer of the Company from August 2010 through November 2015. From October 2008 through August 2010, Mr. Squeri served as the Executive Vice President-Chief Financial Officer and Treasurer of Federal Realty Investment Trust (NYSE: FRT) with responsibility for capital markets, financial reporting and investor relations functions. From 1997 through 2007, Mr. Squeri served in a variety of positions at Choice Hotels International (NYSE: CHH), including Chief Financial Officer starting in 1999, and then more significant roles culminating with his position as President and Chief Operating Officer. Mr. Squeri is a certified public accountant. The Board believes that Mr. Squeri’s significant executive-level and corporate finance experience, together with his experience at the Company, qualifies him to serve as a member of our Board and supports his re-election to our Board.

Continuing Directors with Terms Expiring in 2017

David M. Guernsey, 68, has been a member of our Board since December 2004 and is a member of the Compensation Committee of our Board. Mr. Guernsey is founder and CEO of Guernsey Office Products, Inc., one of the largest independent office products dealers in the United States. Mr. Guernsey is on the National Board of The National Federation of Independent Business (NFIB) serving as Chairman. NFIB is the nation’s largest member based small business association. Mr. Guernsey has served on the board of Virginia Commerce Bancorp, Inc. since 1989, currently serving as Chairman. The Board believes that Mr. Guernsey’s extensive experience with public companies, broad management and market expertise and his success as an entrepreneur qualifies him to serve as a member of our Board.

James A. MacCutcheon, 64, has been a member of our Board since December 2004 and is a member of the Audit Committee of our Board. Mr. MacCutcheon is a private investor and advisor to public and private businesses. Mr. MacCutcheon served on the Board of Directors of SunBridge Capital Management, LLC from 2008 to April 2014, served as the President and Chief Executive Officer of Sunburst Hospitality Corporation from September 2000 until July 2007, and served as Sunburst Hospitality Corporation’s Executive Vice President and Chief Financial Officer from 1997 to 2000. Sunburst was taken private in a transaction led by Mr. MacCutcheon in 2001. Prior to 1997, Mr. MacCutcheon served as Chief Financial Officer for two different public companies and was an audit partner in a Big 8 public accounting firm. The Board believes that Mr. MacCutcheon’s executive management, financial and public accounting experience, across a variety of industries, adds significant value and diversity of experience to our Board and qualifies him to serve as a member of our Board.

Robert P. Pincus, 69, has been a member of our Board since June 2005 and is a member of the Audit Committee of our Board. Mr. Pincus serves as Vice Chairman of EagleBank and Eagle Bancorp, a community business bank located in Bethesda, Maryland. Prior to joining EagleBank in August 2008, upon the acquisition of Fidelity & Trust Financial Corporation (“Fidelity”) and its wholly owned subsidiary, Fidelity & Trust Bank (“F&T Bank”), Mr. Pincus served as Chairman of F&T Bank from 2005. He presently serves as Chairman of the Board of Blackstreet Capital Partners, LP and Chairman of Milestone Merchant Partners, LLC. He was Chairman of the Board of BB&T, D.C. Metro Region, and was Regional President from 1998 to 2002. From 1991 to 1998, Mr. Pincus was President and Chief Executive Officer of Franklin National Bank of Washington, D.C. From 1986 to 1991, Mr. Pincus was the regional president of the D.C. metropolitan region of Sovran Bank. From 1971 to 1986, Mr. Pincus was with D.C. National Bancorp, Inc., where he eventually rose to become President and Chief Executive Officer, prior to its merger with Sovran Bank. Mr. Pincus is a Trustee of the University of Maryland Foundation, Inc. He has previously served as CEO of two different community banks and as a senior executive for major regional and national banks. He has a strong background in many facets of the financial services industry, as well as mergers and acquisitions. The Board believes that Mr. Pincus’ wealth of experience in commercial and investment banking qualifies him to serve as a member of our Board.

Continuing Directors with Terms Expiring in 2018

Norman D. Chirite, 54, has been a member of our Board and a member of the Compensation Committee of our Board since March 2006. Since October 2006, Mr. Chirite has served as Managing Director for RedZone Capital Management Company, a private investment management company. He served as Executive Vice President and General Counsel of Washington Football Inc. from August 2002 until October 2005. Mr. Chirite previously was a partner at Weil, Gotshal & Manges LLP in New York City, where he practiced corporate law from 1987 until 2000. From 2004 until 2008, Mr. Chirite was a trustee of Connors Brothers Income Fund, a publicly traded Canadian income trust. The Company believes that Mr. Chirite’s extensive background in business and in corporate and securities law qualifies him to serve as a member of our Board.

Socrates Verses, 58, has been a member of our Board since June 2005 and is a member and Chairman of the Compensation Committee of our Board. Since 2009, Mr. Verses has served as the Chief Executive Officer of Netcordant, Inc., formerly known as Codekko Software, a web application optimization company, and co-Chief Executive Officer of MDA360, a data analytics company. Mr. Verses was the President and Chief Executive Officer of Realeum, Inc., a property management and business integration software company, from 2001-2008. From January 1995 to February 2001, Mr. Verses served as President and a director of Technology Enablers, Inc., an e-services company. From 1987 to 1995, he served as Vice President of Sales for Recognition Equipment Incorporated. The Company believes Mr. Verses’ extensive executive- level experience in technology and business development qualifies him to serve as a member of our Board.

Information Relating to Corporate Governance and the Board

Our Board has determined, after considering all relevant facts and circumstances, that Messrs. Chirite, Guernsey, MacCutcheon, Perfall, Pincus and Verses are independent under the Nasdaq listing standards and the rules and regulations promulgated by the SEC. Messrs. Clemente and Squeri do not qualify as independent because Mr. Clemente is currently an executive officer of the Company and Mr. Squeri was an officer of the Company within the past three years.

Our bylaws authorize our Board to designate one or more committees, each consisting of one or more directors of the Company. Our Board has established two standing committees: an Audit Committee and a Compensation Committee. The Board does not have a standing nominating committee. It is the Board’s view, given its relatively small size and majority of independent directors, that it is appropriate for it to select or recommend director nominees itself. Each director has the opportunity to suggest a nominee and such suggestions are comprehensively reviewed by the independent directors. Director nominees are recommended for selection by the Board by a majority of the independent directors. Prospective members of the Board must be qualified individuals who, if added to the Board, would provide the mix of sound business judgment, business experience, corporate perspectives and skills appropriate for the Company. Criteria for selection of candidates include, but are not limited to: (i) business and financial acumen, as determined by the independent directors in their discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of our industry, (iv) relevant experience with and knowledge of corporate governance practices, and (v) expertise in areas relevant to us. Although we do not have a formal diversity policy, the Board considers, among other attributes, diversity of gender, professional experience and skills of the director candidates. Such persons should not have commitments that would conflict with the time commitments of being one of our directors.

The Board does not have a specific policy for consideration of nominees recommended by security holders because a significant degree of voting control relative to the Company’s outstanding equity securities is maintained by Mr. Clemente, a current executive officer and director, and Mr. Benson, a former executive officer and director. However, security holders can recommend a prospective nominee for the Board by writing to our corporate secretary at our executive offices and providing the information required by our bylaws, along with any additional supporting materials the security holder considers appropriate. The Board will consider and evaluate nominees suggested by security holders using the criteria described above. There have been no nominees recommended by our stockholders for the 2016 annual meeting.

In addition to the above procedure, our bylaws provide that a stockholder may propose a director candidate to be considered and voted on at an annual meeting of stockholders by providing notice thereof to our corporate secretary not less than 90 calendar days nor more than 120 calendar days before the first anniversary of the date of the previous year’s . This notice provided by a stockholder to our corporate secretary must set forth certain information relating to the proposed nominee as required by our bylaws. The chairman of the meeting will determine whether a nomination set forth by such stockholder is in accordance with the procedures set forth in the bylaws and may determine that such nomination is defective and therefore should be disregarded.

We pay no fees to third parties for evaluating or identifying potential nominees.

Our Board has adopted charters for the Audit and Compensation Committees describing the authority and responsibilities delegated to each committee by the Board. Our Board has also adopted Corporate Governance Guidelines, a Code of Conduct, a Code of Ethics for the CEO and Senior Financial Officers, and a Whistleblower Policy. We post on our website, at www.comstockhomebuilding.com, the charters of our Audit and Compensation Committees, our Corporate Governance Guidelines, Code of Conduct, Code of Ethics for the CEO and Senior Financial Officers, and Whistleblower Policy, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC regulations or the Nasdaq Market Rules. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.

Interested parties may communicate with our Board or specific members of our Board, including our independent directors and the members of our various Board committees, by submitting a letter addressed to the Board of Comstock Holding Companies, Inc. c/o any specified individual director or directors at 1886 Metro Center Drive, Reston, Virginia 20190. All letters received are then forwarded to the indicated directors.

The Audit Committee

The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee also provides assistance to our Board with respect to its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, and the performance of our independent registered public accounting firm and internal audit function, if any. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our accounting and financial reporting processes and audits of our financial statements on behalf of our Board. The Audit Committee also selects the independent registered public accounting firm to conduct the annual audit of our financial statements; reviews the proposed scope of such audit; and reviews our accounting and financial controls with the independent registered public accounting firm and our financial accounting staff.

The Audit Committee currently consists of Messrs. MacCutcheon, Perfall and Pincus, each of whom is an independent under the Nasdaq listing standards and the rules and regulations promulgated by the SEC, including the heightened standards for Audit Committee members adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board has determined that Mr. Perfall (whose background is detailed above) qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Perfall serves as the Chairman of the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or recommending to our Board for determination, the compensation of our Chief Executive Officer and other executive officers, and discharging the responsibilities of our Board relating to our compensation programs and compensation of our executives on an annual basis. The Compensation Committee also decides equity grants to executives under our equity incentive plans, and periodically reviews the operations of the Company’s executive compensation programs and policies. The Chief Executive Officer determines the compensation and equity grants in consultation with the Compensation Committee for all non-executive employees, but does not determine any compensation relating to the executive officers of the Company.

Under the Compensation Committee Charter, the Compensation Committee is required to have a minimum of two or more members, and currently consists of Messrs. Chirite, Guernsey, and Verses. Mr. Verses serves as Chairman of the Compensation Committee. All members of the Compensation Committee are independent under Nasdaq listing standards and the rules and regulations promulgated by the SEC.

Board and Committee Meetings

Our Board held a total of five meetings during the fiscal year ended December 31, 2015. During the fiscal year ended December 31, 2015, the Audit Committee held four meetings and the Compensation Committee held one meeting. Each director serving on the Board in 2015 attended at least 75% of the meetings of the Board (and, as applicable, committees thereof) during the year. We do not have a formal policy regarding director attendance at our annual meeting of stockholders, but encourage each of our directors to attend. All but one member of our Board attended the 2015 annual meeting of stockholders.

Board Leadership Structure and Role in Risk Oversight

Our Board has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer and Board committees led by independent directors. The Board believes that this leadership structure is the most effective for the Company at this time. Combining the Chairman of the Board and Chief Executive Officer roles promotes decisive leadership, fosters clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently to its stockholders, employees and customers. The Board also believes there is a very well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors, although the Company does not have a lead independent director.

The Board believes that its current leadership structure allows the directors to provide effective oversight of the Company’s risk management strategies by receiving and approving recommendations prepared by our executive officers. The Audit Committee assists the Board in fulfilling its oversight responsibilities by periodically reviewing and making recommendations to the Board regarding the adequacy and effectiveness of the Company’s risk management and related programs and activities. Mr. Clemente, the Chairman of the Board, attends Audit Committee meetings and is appropriately positioned to include risk management issues on the agenda for Board meetings as circumstances warrant. As appropriate, the Board receives recommendations from the Chairman of the Audit Committee regarding significant risks or exposures and the steps management has taken to minimize such risks to the Company. In addition, the Audit Committee regularly communicates with the Chairman of the Compensation Committee regarding the risks within that committee’s areas of responsibility. The Company believes that this leadership structure promotes effective Board oversight of risk management because, while the Chief Executive Officer is ultimately accountable for the management of the Company’s risks, each of the Board committees actively monitors the Company’s risk management program and are provided with the information necessary to evaluate the specific risks relevant to such committee’s area of responsibility.

Compensation Risks

Management and the Compensation Committee have considered and discussed risks inherent in our business and compensation arrangements and have concluded that the risks associated with our compensation practices and policies are not likely to have a material adverse effect on the Company.

Director Compensation

In 2015, we compensated our non-employee directors with an annual retainer fee of $50,000. Our non-employee directors earned an additional $7,500 to serve on the Audit Committee and $5,000 to serve on the Compensation Committee. In addition, the chairman of the Compensation Committee, the chairman of the Audit Committee and the Audit Committee designated financial expert each earned an additional $5,000 fee. We offered our non-employee directors the option to elect to receive up to 50% of their 2015 director compensation in the form of fully-vested shares of our Class A common stock. Other than pursuant to such election, we did not grant any equity awards to our directors during 2015. Employees who also serve as directors receive no additional compensation for their services as a director.

2015 Director Compensation

The following table details the compensation earned by our non-employee directors in 2015:

Name	Fees Earned or Paid in Cash ($) (1)	Total ($)
A. Clayton Perfall (2)(4)	67,500	67,500
Socrates Verses(3)(5)	60,000	60,000
James A. MacCutcheon(2)	57,500	57,500
Robert P. Pincus(2)	57,500	57,500
Norman D. Chirite(3)	55,000	55,000
David M. Guernsey(3)	55,000	55,000
Joseph M. Squeri (6)	—	—

(1)	Includes annual retainer, chairman and committee participation fees earned in 2015. To compensate our directors for their 2015 services, we made cash payments and/or issued them the equivalent value in shares of our Class A common stock, based on the 20-day average market closing price of the stock, on each quarterly date of election. Messrs. Perfall and Pincus elected to receive 100% of the fees earned in the form of cash payments. Messrs. Verses, Chirite and Guernsey elected to receive 50% of their fees earned in the form of cash payments and 50% of their fees earned in the form of fully-vested shares of our Class A common stock, in the following amounts of shares: 8,361, 7,664 and 7,664, respectively. Messr. MacCutcheon elected to receive 75% of the fees earned in the form of cash payments and 25% of the fees earned in the form of fully-vested shares of our Class A common stock, in the amount of 4,005 shares. Messrs. Verses, Chirite, Guernsey, Perfall, MacCutcheon, Pincus, Squeri, and Clemente were late in filing their Form 5s.
(2)	Messrs. Perfall, MacCutcheon and Pincus served on the Audit Committee.
(3)	Messrs. Verses, Chirite and Guernsey served on the Compensation Committee.
(4)	Mr. Perfall served as the chairman and the designated financial expert of the Audit Committee.
(5)	Mr. Versus served as the chair of the Compensation Committee.
(6)	Mr. Squeri joined the Board on October 23, 2015. Mr. Squeri did not receive any compensation for his role as a director in 2015.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, audited our consolidated financial statements for the fiscal years ended December 31, 2015 and 2014. Effective April 12, 2016, our Audit Committee dismissed PricewaterhouseCoopers LLP and appointed BDO USA, LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2016. Our organizational documents do not require that our stockholders ratify the appointment of BDO USA, LLP as our independent registered public accounting firm. However, we are submitting the appointment of BDO USA, LLP to our stockholders for ratification because we believe it is a matter of good corporate practice. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection, but may still retain BDO USA, LLP. We expect that representatives of BDO USA, LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Board recommends a vote “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2016.

The aggregate fees billed by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2015 and 2014 are as follows:

	2015	2014
Audit Fees(1)	$589,596	$352,500
Audit Related Fees (2)	—	15,000
Tax Fees(3)	111,650	113,750
Other Fees(4)	—	1,800

Total	$701,246	$483,050

(1)	Fees incurred for annual audit and quarterly reviews.
(2)	Audit related fees for the year ended December 31, 2014 included approximately $15,000 of costs associated with the preparation of our registration statement on Form S-3, which became effective in May 2014.
(3)	Tax fees represent amounts billed for tax compliance and advisory services of $22,150 and $26,750 for the years ended December 31, 2015 and 2014, respectively. Tax fees included consulting fees related to the execution and monitoring of “ownership changes” as defined under Section 382 of the Internal Revenue Code.
(4)	Other fees include licensing fees paid for accounting research tools.

The charter of the Audit Committee provides that the duties and responsibilities of the Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accounting firm. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations. To the extent deemed appropriate, the Audit Committee may delegate pre- approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.

Our Audit Committee requires that our independent registered public accounting firm, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide the details associated with the particular service to be provided.

All of the services provided by PricewaterhouseCoopers LLP described above under the captions “Audit Fees”, “Audit Related Fees,” “Tax Fees” and “Other Fees” were approved by our Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s accounting and financial reporting processes and the audit of its financial statements, including the performance and compensation of the Company’s independent auditor. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal controls procedures.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal years December 31, 2015 and 2014 with management. The Audit Committee also reviewed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the results of their audit. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16 of the Public Company Accounting Oversight Board (“PCAOB”). This discussion included, among other things, a review with the independent registered public accounting firm of the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting policies and practices used by the Company. The Audit Committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with PricewaterhouseCoopers LLP their independence from management and the Company. The Audit Committee received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee also has discussed with the independent registered public accounting firm its independence from the Company and has considered whether the provision of any non-audit services to the Company is compatible with the independence of the registered public accounting firm. In addition, the Audit Committee discussed the rules of the Securities and Exchange Commission that pertain to the Audit Committee and the roles and responsibilities of Audit Committee members.

Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. The Audit Committee also approved the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

Respectfully submitted by the Audit Committee,

A. Clayton Perfall, Chair

James A. MacCutcheon

Robert P. Pincus

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our stockholders a non-binding, advisory vote pursuant to Section 14A of the Exchange Act to approve the compensation of our named executive officers.

The Compensation Committee will review and consider the results of the vote carefully. Depending upon the results of that review, the Compensation Committee will take such action, if any, as it deems appropriate. Because this vote is advisory, it is not binding on the Company, the Compensation Committee or the Board of Directors.

Before you vote on the resolution below, please read the “Summary Compensation Table” together with the related narrative disclosure and footnotes, in this proxy statement. Our Board is asking stockholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables, is hereby APPROVED.”

Our executive compensation program is comprised principally of salary and, from time to time, equity and cash bonus, designed to align compensation of our executives with stockholder value and financial performance and to achieve a balanced package that would attract and retain highly qualified senior officers and appropriately reflect each such officer’s individual performance and contributions. The Company regularly reviews its compensation programs and the overall compensation package paid to each of its executive officers to assess risk and to ensure that the program is structured appropriately in order to attain the Company’s strategic goals.

For the above reasons, the Board of Directors is asking stockholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders and will consider the outcome of the vote, among other factors, when determining future compensation arrangements for our executive officers. Following the vote at the 2016 annual meeting, the next advisory vote on executive compensation will take place in 2017.

The Board recommends a vote “FOR” this proposal.

EXECUTIVE OFFICERS

Executive Officers of the Company

Set forth below is information regarding the current executive officers of the Company who are not also directors (information about Mr. Christopher Clemente can be found above under Proposal 1 Election of Directors):

Christopher L. Conover, 34, has served as our Interim Chief Financial Officer since November 2015 and has served the Company since January 2012. Mr. Conover has significant experience in corporate finance, strategic planning, accounting and operations. Prior to joining the Company in 2012, Mr. Conover was the Controller for the Snyder family office in 2011. From 2004 to 2011, Mr. Conover served in public accounting at PricewaterhouseCoopers LLP and Dannible & McKee, LLP, developing extensive experience and providing audit and highly technical consulting services for real estate companies of various sizes and asset classes. Mr. Conover is a certified public accountant.

Jubal R. Thompson, 46, has served as our General Counsel since October 1998 and our Secretary since December 2004. Mr. Thompson has significant experience in areas of real estate acquisitions and dispositions, real estate and corporate finance, corporate governance, mergers and acquisition and risk management.

Employment Arrangements with Executive Officers

In December 2004, we entered into an employment agreement with Christopher Clemente which had an initial term of five years, with automatic one-year renewals, unless either party notifies the other that the term will not be extended. Under the agreement, Mr. Clemente’s minimum annual salary was $550,000, subject to potential increase by our Board from time to time, and Mr. Clemente is eligible for a cash bonus of not less than 200% of his then-current salary, based upon the satisfaction of financial performance criteria. Mr. Clemente did not receive a cash bonus for the years ending December 31, 2015 or December 31, 2014. Mr. Clemente is eligible for awards under our equity incentive plan and any similar executive compensation plans we may adopt from time to time. In 2006, our Board increased the minimum annual salary payable to Mr. Clemente to $700,000. To assist the Company with meeting its obligations, beginning January 1, 2009, Mr. Clemente volunteered to have his base salary reduced to $548,000. On January 1, 2015, our Board increased the minimum annual salary payable to Mr. Clemente to $598,000. To assist the Company with meeting its obligations, beginning December 1, 2015, Mr. Clemente volunteered to have his base salary reduced to $400,000. Mr. Clemente’s compensation is further detailed in the “Summary Compensation Table” below.

Mr. Clemente has agreed not to compete with us during the term of his employment and for two years after the termination of his employment. Mr. Clemente’s employment agreement and non-competition agreement allows him to engage in the following permitted business activities: (i) development of commercial or for-rent residential (such as apartment buildings) real estate investment properties; (ii) development of speculative land holdings as residential lots intended for construction of for-sale residential dwellings, provided, however, that any such development by any entity in which Mr. Clemente has a controlling interest or decision-making power, must first be offered to the Company at a fair market value price; and (iii) secured real estate lending to unrelated third parties. In addition, Mr. Clemente has agreed not to (x) engage in any for-sale residential construction activities in any of our then existing markets or in any market that we then plan to enter within six months; or (y) solicit our employees or certain other third parties for 24 months.

In August 2010, we entered into an employment agreement with Joseph M. Squeri, our former Chief Financial Officer, which agreement had an initial term of three years with automatic one-year renewals unless either party notified the other that the term will not be extended. Under the agreement, Mr. Squeri’s minimum annual salary was $250,000, subject to potential increase by the Board from time to time. Mr. Squeri was entitled to receive an annual cash bonus of up to fifty percent (50%) of his minimum annual salary based upon the satisfaction of certain performance criteria, also subject to potential increase by the Board from time to time. Mr. Squeri was also eligible to receive awards under our equity incentive plan and any similar executive compensation plans we may adopt from time to time. Effective January 1, 2015, our Board increased the minimum annual salary payable to Mr. Squeri to $300,000. Mr. Squeri’s compensation is further detailed in the “Summary Compensation Table” below. Mr. Squeri resigned as Chief Financial Officer of the Company effective as of November 25, 2015. Mr. Squeri agreed not to compete with us during the term of his employment and for 12 months after termination of his employment. Mr. Squeri did not receive any severance or other benefits in connection with his termination of employment.

In August 2006, we entered into an employment agreement with Jubal R. Thompson, our General Counsel and Secretary, which agreement had an initial term of three years with automatic one-year renewals unless either party notifies the other that the term will not be extended. Under the agreement, Mr. Thompson’s minimum annual salary was originally

$200,000, subject to potential increase by the Board from time to time. Pursuant to the original employment agreement, Mr. Thompson was eligible to receive a cash bonus of not less than 75% of his then-current salary, based upon the satisfaction of certain performance criteria. In 2010, our Board increased the minimum annual salary payable to Mr. Thompson to $250,000. Mr. Thompson is entitled to receive an annual cash bonus of up to fifty percent (50%) of his minimum annual salary based upon the satisfaction of certain performance criteria, also subject to potential increase by the Board from time to time. Mr. Thompson is also eligible to receive awards under our equity incentive plan and any similar executive compensation plans we may adopt from time to time. Effective January 1, 2015, our Board increased the minimum annual salary payable to Mr. Thompson to $300,000. During 2014, Mr. Thompson was awarded a cash bonus of $84,167 and 25,000 stock options as further detailed in the “Summary Compensation Table” below.

We do not have an employment agreement with Christopher L. Conover, our Interim Chief Financial Officer.

SUMMARY COMPENSATION TABLE

Because the Company qualifies as a “smaller reporting company,” under SEC rules, only our chief executive officer and next two highest paid executive officers who were serving as executive officers at the end of the last completed fiscal year, plus up to two individuals for whom disclosure would have been provided but for the fact that he or she was not serving as an executive officer at the end of the last completed year, are considered “named executive officers” for purposes of this proxy statement. The following table sets forth the compensation paid to the Company’s named executive officers for the fiscal years ended December 31, 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Option Awards ($)(4)	Total ($)
Christopher Clemente	2015	581,500	—	—	581,500
Chairman of the Board and Chief Executive Officer (CEO)	2014	548,000	—	21,875	569,875

Jubal R. Thompson	2015	300,000	—	—	300,000
General Counsel	2014	250,000	84,167	21,875	356,042

Joseph M. Squeri	2015	287,500	—	—	287,500
Former Chief Financial Officer (1)	2014	250,000	50,667	21,875	322,542

Christopher L. Conover	2015	170,000	—	—	170,000
Interim Chief Financial Officer (2)	2014	160,000	10,000	8,750	178,750

(1)	Mr. Squeri resigned as Chief Financial Officer of the Company effective as of November 25, 2015. He did not receive any severance or other benefits in connection with his termination of employment.
(2)	Mr. Conover was appointed Interim Chief Financial Officer of the Company effective as of November 25, 2015.
(3)	Reflects discretionary cash awards made by the Board in 2014.
(4)	Messrs. Clemente, Thompson and Squeri were each granted 3,571 options in 2014 at an exercise price of $7.63.Messr. Conover was granted 1,428 options in 2014 at an exercise price of $7.63. This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (excluding forfeiture estimates) for such grant of stock options. The methodologies and assumptions utilized in the valuation of these grants is set forth in Note 12 to our Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Each of the options awards granted in 2014 vest in four annual equal installments commencing on December 11, 2015. The information presented in this footnote reflects the 1-for-7 reverse stock split of the Company’s issued and outstanding shares of Class A common stock and Class B common stock (the “Reverse Stock Split”) effected by the Company on September 25, 2015.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR END

The following table sets forth the equity awards held by the named executive officers as of December 31, 2015. The information presented in this table reflects the Reverse Stock Split effected by the Company on September 25, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(8)
Christopher Clemente	892	2,679	(2)	7.63	12/11/24	—		—
	3,571	—		7.00	12/31/17	—		—
	2,143	714	(3)	12.67	3/31/22	—		—
	—	—		—	—	5,357	(7)	7,821
Jubal R. Thompson	14,285	—		7.00	12/31/17	—		—
	35,714	—		4.97	2/12/20	—		—
	5,356	5,358	(4)	13.23	12/13/23	—		—
	892	2,679	(2)	7.63	12/11/24	—		—
	—	—		—	—	3,571	(7)	5,214
Joseph M. Squeri (1)	14,285	—		11.83	8/18/20	—		—
	14,285	—		7.56	8/31/21	—		—
	2,678	—		13.23	12/13/23	—		—
	892	—		7.63	12/11/24	—		—
Christopher L. Conover	1,785	1,786	(5)	13.23	12/13/23	—		—
	357	1,071	(6)	7.63	12/11/24	—		—
	—	—		—	—	1,785	(7)	2,606

(1)	Mr. Squeri resigned as Chief Financial Officer of the Company effective as of November 25, 2015, forfeiting 10,715 unvested option awards and 3,751 unvested stock awards.
(2)	893 options vest on December 11 of each of 2016, 2017 and 2018.
(3)	Reflects stock options issued to Tracy Schar, Mr. Clemente’s wife, an employee of the Company. All of her options vest on March 31, 2016.
(4)	2,679 options vest on December 31 of each of 2016 and 2017.
(5)	893 options vest on December 31 of each of 2016 and 2017.
(6)	357 options vest on December 11 of each of 2016, 2017 and 2018.
(7)	Reflects shares of restricted stock of which vest on March 31, 2016.
(8)	Based on the closing price per share of our Class A common stock on December 31, 2015 ($1.46), the last trading day of the 2015 fiscal year.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Pursuant to Messrs. Clemente and Thompson’s employment agreements, if such executive’s employment is terminated by us without cause or if such executive resigns for good reason, as such terms are defined in the agreements, then such executive is entitled to continue to receive his then-current salary for 24 and 12 months, respectively. Messrs. Clemente and Thompson will also be entitled to receive a cash payment equal to a multiple of 100% of the bonus each would have been entitled to had he remained our employee until the end of our fiscal year (Mr. Clemente, 2x; Mr. Thompson, 1x). This cash payment will be due and payable on the earlier of (i) 90 days after our last payment of such executive’s then-current salary, or (ii) the end of the fiscal year in which the termination occurs. In the event we terminate such executive without cause or such executive resigns for good reason within the six calendar month period prior to the effective date of a Change in Control (as defined in the agreement) or within the 12 calendar month period following the effective date of a Change in Control, the cash payment will be due and payable in full within 30 days of the effective date of the Change in Control. In addition, Messrs. Clemente and Thompson will be entitled to continue to participate in employee benefit plans, programs and arrangements for a period of 12 months, in the case of Mr. Clemente, or 6 months, in the case of Mr. Thompson, following their termination of employment.

If Mr. Clemente’s employment is terminated by reason of death or disability, then he is entitled to receive his then-current salary for 12 months. If Mr. Thompson’s employment is terminated by reason of death or disability, then he is entitled to receive his then-current salary for a period of 12 months or 6 months, respectively. The executives will also be entitled to any earned but unpaid bonus with respect to the fiscal year in which his death or disability occurred.

We were party to an employment agreement with Mr. Squeri during 2015. However, he resigned as Chief Financial Officer effective as of November 25, 2015 and did not receive any severance or other benefits in connection with his resignation.

The following table describes the potential payments and benefits to which our current executive officers would be entitled upon the happening of the following events: (i) a termination without cause or resignation for good reason and (ii) death or disability. Calculations for this table are based on the assumption that the triggering event took place on

December 31, 2015 and, in an event of a change of control, the Board has not exercised its discretion to accelerate the stock awards.

Name	Termination without Cause or Resignation for Good Reason (in connection with a Change of Control) ($)		Termination without Cause or Resignation for Good Reason (not in connection with a Change of Control) ($)		Death or Disability ($)
Christopher Clemente	800,000	(3)(4)	800,000	(3)(4)	400,000	(3)
Jubal R. Thompson	300,000	(4)	300,000	(4)	300,000	(1)
Christopher Conover (2)	—		—		—

(1)	Reflects the amount Mr. Thompson’s estate would receive in the event of his death. If Mr. Thompson’s employment is terminated by reason of disability, then he is entitled to receive his then-current salary for 6 months, which is equal to $150,000.
(2)	Mr. Conover does not have an employment or severance agreement with the Company.
(3)	Reflects Mr. Clemente’s reduced base salary of $400,000, which reduction was effective December 1, 2015.
(4)	Neither of Messrs. Clemente or Thompson were eligible for a bonus in 2015. Accordingly, the estimated severance in this table does not include the bonus multiple component.

CERTAIN RELATIONSHIPS

Other than the transactions described below, from January 1, 2014 through December 31, 2015 there have not been any transaction or series of similar transactions to which we were a participant in which the amount involved exceeded $120,000 or 1% of the average of the Company’s total assets as of December 31, 2014 and December 31, 2015, and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had a direct or indirect material interest.

We believe that all of these transactions are on terms that are comparable to or not less favorable than terms that would or could have been obtainable from unaffiliated third parties. All proposed future related party transactions will be submitted to our Board for review and will require a majority vote of the independent directors for approval. Ongoing transactions are reviewed annually to ensure that they are still comparable to or not less favorable than terms that would have or could have been obtainable from unaffiliated third parties. Our Chief Financial Officer and/or our General Counsel, assuming they are not party to the proposed transaction, coordinates with the independent directors in evaluating the fairness to us of the proposed transactions.

On December 31, 2009, the Company, through an affiliate, Comstock Property Management, L.C., entered into a three- year lease for approximately 7,620 square feet of office space for its corporate headquarters at 1886 Metro Center Drive, Reston, Virginia from Comstock Asset Management, L.C., an affiliate wholly-owned by our Chief Executive Officer, Christopher Clemente. On September 19, 2012, the Company amended the lease for an additional 2,436 square feet of office space, or a total of 10,056 square feet, for its corporate headquarters, with an effective date of July 1, 2012. Concurrent with the amendment, the Company agreed to extend the lease for five-years from the effective date. For the years ended December 31, 2015 and 2014, total payments made under this lease agreement were $320,000 and $310,000, respectively.

On March 14, 2013, Stonehenge Funding, LC (“Stonehenge”), an entity wholly-owned by Mr. Clemente, entered into an Extension Agreement of the Amended and Restated Senior Note with the Company to extend the maturity date of the financing arrangement to January 1, 2016. Under the terms of the Extension Agreement, the Company was required to pay $50,000 monthly to Stonehenge, to be allocated first to accrued and unpaid interest and then to unpaid principal outstanding, beginning on April 1, 2013. For the years ended December 31, 2015 and 2014, the Company made payments of $550,000 and $600,000. On December 29, 2015, the Company and Stonehenge entered into a Note Exchange and Subscription Agreement pursuant to which the Note in the original principal amount of $4,500 issued by the Company to Stonehenge was exchanged for 772,210 shares of the Company’s newly created Series B Non-Convertible Preferred Stock, par value of $0.01 per share and a stated value of $5.00 per share (the “Series B Preferred Stock”). The number of shares of Series B Preferred Stock received by Stonehenge in exchange for the note represented the principal amount outstanding plus all accrued and unpaid interest under the note as of December 29, 2015, which was $3,861,000. The note was cancelled in its entirety on December 29, 2015.

Pursuant to a Credit Enhancement Agreement entered into on February 17, 2011 by and between the Company and Gregory Benson, the former President and Chief Operating Officer of the Company, and Mr. Clemente (each, a “Guarantor”), the Guarantors agreed to provide credit enhancement and personal guarantee of loans with Cardinal Bank and Eagle Bank in exchange for payment by the Company of a credit enhancement fee. As a result of this credit enhancement, the Guarantors on an aggregate basis were entitled to a credit enhancement fee calculated at a rate of 4% per annum. One-half of the credit enhancement fee was payable monthly, in arrears, and the remaining half was deferred and payable on an annual basis. During the years ended December 31, 2015 and 2014, the Company made no guarantee payments under the agreement.

On February 23, 2009, Comstock Homes of Washington, L.C., a wholly-owned subsidiary of the Company, entered into a Services Agreement with Comstock Asset Management, L.C., an entity wholly-owned by Mr. Clemente, to provide services related to real estate development and improvements, legal, accounting, marketing, information technology and additional support services. Pursuant to the Services Agreement, the Company shall not be responsible for any out-of-pocket or third party costs associated with the services provided. For the years ended December 31, 2015 and 2014, the Company billed Comstock Asset Management, L.C. $854,000 and $462,000, respectively, for services and out-of-pocket expenses incurred. Revenues from this arrangement are included within ‘Revenue – other’ within the consolidated statement of operations set forth in our Annual Report on Form 10-K for the year ended December 31, 2015. As of December 31, 2015 and 2014, the Company was owed $220,000 and $38,000, respectively, under this contract, which is included in ‘Trade receivables’ in the consolidated balance sheet set forth in our Annual Report on Form 10-K for the year ended December 31, 2015.

On March 14, 2013, a subsidiary of the Company, Comstock VII, L.C. (“Comstock VII”), entered into subscription agreements with certain accredited investors (“Comstock VII Class B Members”), pursuant to which the Comstock VII Class B Members purchased membership interests in Comstock VII for an aggregate amount of $7.3 million (the “Comstock VII Private Placement”). In connection with the Comstock VII Private Placement, the Company issued 116,000 warrants for the purchase of shares of the Company’s Class A common stock to the non-affiliated accredited investors, having an aggregate fair value of $146,000. The Comstock VII Private Placement provided capital related to the have been construction of the Company’s following projects: Townes at Shady Grove Metro, City Homes at the Hampshires, Townes at the Hampshires, and Townes at Falls Grove (collectively, the “Projects”). Proceeds of the Comstock VII Private Placement have been utilized (A) to provide capital needed to complete the Projects in conjunction with project financing for the Projects, (B) to reimburse the Company for prior expenditures incurred on behalf of the Projects, and (C) for general corporate purposes of the Company. During 2014, the Company paid distributions in the amount of $8,652,260, to the Comstock VII Class B Members, redeeming the Comstock VII Class B Members in full. The Comstock VII Class B Members included unrelated third-party accredited investors along with certain related parties, who contributed as follows: $500,000 by A. Clayton Perfall, director of the Company; $500,000 by Norman D. Chirite, director of the Company; $500,000 by Joseph M. Squeri, former Chief Financial Officer and current director of the Company; $500,000 by Tracy Schar, wife of the Chief Executive Officer of the Company; $400,000 by Cornelia Benson, wife of the former President and Chief Operating Officer of the Company; $250,000 by Stephen Squeri, brother of the former Chief Financial Officer of the Company; $250,000 by James H. and Margaret Thompson, brother and sister-in- law of the General Counsel of the Company; $250,000 by James A. MacCutcheon, director of the Company; $150,000 by Thomas Squeri, brother of the former Chief Financial Officer of the Company; $125,000 by Robert P. Pincus, director of the Company; $100,000 by Gregory Benson, former President and Chief Operating Officer of the Company; $100,000 by Jubal Thompson, General Counsel of the Company; and $100,000 by David Guernsey, director of the Company.

In December 2013, a subsidiary of the Company, Comstock Investors VIII, L.C. (“Comstock VIII”), entered into subscription agreements with certain accredited investors (“Comstock VIII Class B Members”), pursuant to which Comstock VIII Class B Members purchased membership interests in Comstock VIII for an aggregate amount of $4.0 million (the “Comstock VIII Private Placement”). In connection with the Comstock VIII Private Placement, the Company issued 102,000 warrants for the purchase of shares of the Company’s Class A common stock to the non-affiliated accredited investors, having an aggregate fair value of $131,000. The proceeds from the Comstock VIII Private Placement will be used (A) for the construction of the following projects: The Townes at HallCrest and Townes at Maxwell Square Condominium (collectively, the “Investor VIII Projects”), (B) to reimburse the Company for prior expenditures incurred on behalf of the Investor VIII Projects, and (C) for general corporate purposes of the Company. The Company paid distributions to the Comstock VIII Class B Members in 2015 and 2014 in the amount of $300,000 and $940,000, respectively. The Comstock VIII Class B Members included unrelated third-party accredited investors along with certain related parties, who contributed as follows: $150,000 by Robert P. Pincus, director of the Company; $150,000 by Joseph M. Squeri, former Chief Financial Officer and current director of the Company; $150,000 by James A. MacCutcheon, director of the Company; $150,000 by Tracy Schar, wife of the Chief Executive Officer of the Company; $100,000 by Cornelia Benson, wife of the former President and Chief Operating Officer of the Company; $100,000 by Judy Verses, wife of a director of the Company; $50,000 by Investor Management, L.C., an entity controlled by Gregory Benson, former President and Chief Operating Officer of the Company; and $50,000 by David M. Guernsey, director of the Company.

On June 24, 2014, in connection with his resignation effective May 5, 2014, the Company entered into a separation agreement with Gregory Benson, the Company’s former President and Chief Operating Officer (the “Separation Agreement”), pursuant to which Mr. Benson will receive from the Company (i) $597,000 as a severance payment, paid in 36 semi-monthly installments following May 1, 2014 and (ii) for a period of 12 months beginning on May 1, 2014, a monthly payment in an amount to offset the incremental cost of healthcare insurance Mr. Benson will be eligible to purchase through COBRA, compared to what he would have paid had his employment continued. The foregoing compensation and benefits were provided by the Company in exchange for Mr. Benson’s entry into the Separation Agreement, which contains usual and customary covenants and an option for the benefit of the Company (or its designee), until June 30, 2015, to purchase either a portion or all of Mr. Benson’s shares of our Class A and Class B common stock at $1.09 per share (subject to adjustment), which the Company did not exercise.

On October 17, 2014, the Company entered into a promissory note, which was amended and restated on December 18,

2014, with Comstock Growth Fund, L.C. (“CGF”), in the original amount of $10 million (the “Loan”). The maximum amount available for borrowing by the Company under this promissory note is $25 million, with a three year term. The interest rate is a floating rate of LIBOR plus 9.75% with a 10% floor and interest payments are made monthly in arrears. There is a principal reduction of 10% annually based on an average outstanding balance for the prior year. The Company will pay an origination fee of 1% of the amount drawn from the Loan.

In order to fund the Loan, CGF obtained commitments and entered into subscription agreements with certain accredited investors (the “CGF Members”), pursuant to which the CGF Members purchased membership interests in CGF for an aggregate purchase price of $16.2 million (the “CGF Private Placement”). In connection with the CGF Private Placement, the Company issued warrants to purchase shares of our Class A common stock to CGF, which, pursuant to the terms of the governing documents of CGF, were distributed to the CGF Members other than CDS (as defined below). The warrants represent the right to purchase an aggregate amount of 76,244 shares of our Class A common stock, having an aggregate fair value of $432,500. Additionally, the CGF Members were entitled to receive a distribution of shares of our Class A common stock, purchased by such CGF Member (including to CGF Members that are affiliates or insiders). On May 12, 2015, the Company issued and distributed 226,857 shares of our Class A common stock to CGF. Following CGF’s acquisition of shares of our Class A common stock, CGF distributed the shares to the CGF Members.

The CGF Members included unrelated third-party investors along with certain related parties, who contributed the following amounts to CGF: $125,000 by Robert P. Pincus, director of the Company; $100,000 by A. Clayton Perfall, director of the Company; $300,000 by James A. MacCutcheon, director of the Company; $500,000 by Joseph M. Squeri, former Chief Financial Officer and current director of the Company; $350,000 by Tracy Schar, wife of the Chief Executive Officer of the Company; $150,000 by Thomas Squeri, brother of the former Chief Financial Officer of the Company; $250,000 by David M. Guernsey, director of the Company; $250,000 by Norman D. Chirite, director of the Company; and $250,000 by Stephen Squeri, brother of the former Chief Financial Officer of the Company. In addition, Comstock Development Services, LC (“CDS”), an entity wholly-owned by Mr. Clemente, contributed $10 million to CGF. The Company is the manager of CGF but does not own any membership interests in CGF.

On December 29, 2015, Comstock Growth Fund II, L.C. (“CGF II”), an administrative entity managed by the Company, was formed for the purpose of extending loans to the Company. CGF II entered into a subscription agreement with CDS pursuant to which CDS purchased membership interests in CGF II for an initial aggregate principal amount of $5.0 million (the “CGF II Private Placement”).

Simultaneously, on December 29, 2015, the Company entered into a revolving line of credit promissory note with CGF II whereby CGF II originated a loan to the Company in the initial principal amount of $5.0 million, with a maximum outstanding borrowing capacity of up to $10.0 million. This promissory note has a two-year maturity, which may be extended an additional year upon payment of a $10,000 extension fee. The promissory note provides for an interest rate of 10% per annum, and interest payments will be accrued and paid in kind monthly for the first year, and paid monthly in arrears beginning December 31, 2016. The promissory note also provides for payment of an origination fee of 1% on the amount of each advance, up to an aggregate amount of $100,000, and payment of a quarterly maintenance fee of 0.25% of the average outstanding balance. The capital provided by the CGF II Private Placement will be used by the Company (i) to capitalize the Company’s current and future development pipeline, (ii) to repay all or a portion of the Company’s prior private placements; and (iii) for general corporate purposes. As of December 31, 2015, $5.0 million was outstanding in principal and accrued interest on the promissory note. Subsequent to year-end, on January 8, 2016, the Company repaid the balance of the promissory note, together with accrued interest, in full.

Procedures for Approval of Related Person Transactions

Our policy for the review and approval of transactions between us and related persons is set forth in our Corporate Governance Guidelines. Pursuant to our Corporate Governance Guidelines, it is the responsibility of our independent directors to review and make recommendations to the full Board concerning all related party transactions (as specified in Item 404 of Regulation S-K).

OTHER INFORMATION

Beneficial Ownership of Principal Stockholders, Directors and Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock on March 31, 2016, by (1) each director and named executive officer of the Company, (2) all directors and executive officers of the Company as a group, and (3) each person known by us to own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our Class A common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 31, 2016, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

					Beneficial Ownership of
	Class A Common Stock (1)		Class B Common Stock		Class A and Class B Common Stock Combined
		Percent of		Percent of	Economic	Voting
Name of Beneficial Owner	Number	Class	Number	Class	(%)	(%)(1)
Named Executive Officers and
Directors
Christopher Clemente (2)	506,944	16.83%	195,250	50.00%	20.55%	38.67%
Jubal R. Thompson	111,456	3.70%	—	—	3.22%	1.25%
Joseph M. Squeri (3)	90,067	2.99%	—	—	2.62%	1.01%
A. Clayton Perfall	56,275	1.87%	—	—	1.65%	*
James A. MacCutcheon	56,374	1.87%	—	—	1.65%	*
Norman D. Chirite	55,823	1.85%	—	—	1.64%	*
Socrates Verses (4)	51,718	1.72%	—	—	1.52%	*
David M. Guernsey	45,177	1.50%	—	—	1.33%	*
Robert Pincus (5)	20,003	*	—	—	*	*
Christopher L. Conover	4,400	*	—	—	*	*
All directors and executive officersas a group (10 persons)	998,237	33.14%	195,250	50.00%	34.89%	44.20%
Other 5% holders
Gregory V. Benson (6)	210,910	7.00%	195,250	50.00%	11.94%	35.40%
Prescott Group Aggressive Small
Cap Master Fund, GP(7)	290,572	9.65%	—	—	8.54%	3.28%

*	Less than 1% of the outstanding shares of common stock
(1)	Does not include shares of our Class A common stock issuable upon conversion of our Class B common stock. Percentage total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of our Class B common stock is entitled to fifteen votes per share of Class B common stock and each holder of our Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be provided in our certificate of incorporation or as required by law. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.
(2)	Includes the following held by Mr. Clemente’s wife, Tracy Schar: 34,698 shares of our Class A common stock including exercisable stock options to purchase 6,427 shares and warrants of 5,000 to purchase shares of our Class A common stock. 9,904 shares of our Class A common stock and 195,250 shares of our Class B common stock are held by FR54, LLC, an entity that is owned by Mr. Clemente and his wife. 12,852 shares of our Class A common stock are held in various trusts for the benefit Mr. Clemente’s children. Mr. Clemente is the custodian for each trust. 124,465 shares of our Class A common stock are held by Stonehenge Funding, LLC, an entity wholly owned by Mr. Clemente. 85,714 shares of our Class A common stock are held by Comstock Development Services, LLC, an entity wholly owned by Mr. Clemente. The address for Mr. Clemente is the address of the Company.

(3)	Mr. Squeri became a director in October 2015 and ceased serving as an officer of the Company in November 2015.
(4)	Includes 285 shares of Class A common stock, with respect to which Mr. Verses disclaims beneficial ownership. The shares are held in trust for the benefit of Mr. Verses’ children. Mr. Verses’ wife is the custodian of these trusts.
(5)	1,382 shares are held by RLR Investment Management, LLC, an entity that is owned by Mr. Pincus.
(6)	The address for Gregory Benson is 12357 Clareth Drive, Oak Hill, Virginia 20171.
(7)	The address for Prescott Group Capital Management, LLC is 1924 South Utica, Suite 1120, Tulsa, Oklahoma 74104.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2015, regarding compensation plans under which the Company’s equity securities are authorized for issuance. The information presented in this table reflects the Reverse Stock Split effected by the Company on September 25, 2015.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options and Rights (a)(2)	Weighted-Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (c)
Equity Compensation Plans Approved by Stockholders (1)	173,142	$8.39	502,588
Equity Compensation Plans Not Approved by Stockholders (3)	—	—	—
Total	173,142	$8.39	502,588

(1)	Includes the Company’s current Amended and Restated 2004 Long-Term Incentive Compensation Plan.
(2)	Includes shares issuable pursuant to the exercise of stock options, but does not include outstanding shares of restricted stock.
(3)	The Company does not have any equity compensation plans that have not been approved by the stockholders.

Compensation Committee Interlocks and Insider Participation

As noted above, during 2015, our Compensation Committee consisted of Messrs. Chirite, Guernsey and Verses. None of these individuals had any contractual or other relationships with us during the fiscal year except as directors. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon our review of the copies of such forms received by us during the fiscal year ended December 31, 2015, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year. Messrs. Verses, Chirite, Guernsey, Perfall, MacCutcheon, Pincus, Squeri, Clemente filed their Form 5 late, and Mr. Conover filed his Form 3 late.

Incorporated by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the section of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) will not be deemed incorporated unless specifically provided otherwise in such filing. The information contained in this section shall not be deemed “filed” with the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Other Matters

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board may recommend.

Dated: April 29, 2016

COMSTOCK HOLDING COMPANIES, INC.

2016 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Comstock Holding Companies, Inc., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated April 29, 2016, and hereby appoints Jubal R. Thompson, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2016 Annual Meeting of Stockholders of Comstock Holding Companies, Inc. to be held on Thursday, June 16, 2016, at 10:00 a.m., local time, at 1886 Metro Center Drive, Reston, Virginia, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side of this proxy card. If you need directions to the meeting, please contact Judy Whitaker at (703) 883-1700.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

COMSTOCK HOLDING COMPANIES, INC.

June 16, 2016

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card

are available at www.comstockhomes.com/proxymaterial

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

FOR EACH OF THE MATTERS SET FORTH BELOW, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MATTER SUBMITTED.

1.	Election of directors

☐ FOR ALL NOMINEES	O Christopher Clemente
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	O A. Clayton Perfall
☐ FOR ALL EXCEPT	O Joseph M. Squeri
(See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: ●

2.	Ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2016.	☐ For	☐ Against	☐ Abstain
3.	Approve on a non-binding, advisory basis the resolution approving the 2015 compensation of the Company’s named executive officers.	☐ For	☐ Against	☐ Abstain

☐  Please check this box if you plan to attend the annual meeting of stockholders despite submission of this Proxy.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, “FOR” THE ELECTION OF DIRECTORS, “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016, AND “FOR” THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: , 2016

Signature of Stockholder

Signature of Other Stockholder (if held jointly)

Title(s)

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐